Exhibit 10.1

FIRST AMENDED and RESTATED

Revolving credit AGREEMENT

dated as of October 9, 2020

between

BYLINE BANCORP, INC., a Delaware corporation

as Borrower,

and

CIBC BANK USA,

as Lender

Table of Contents

Page

SECTION 1.	DEFINITIONS1
1.1.	Definitions1
1.2.	Other Interpretive Provisions10
SECTION 2.	COMMITMENT OF LENDER; BORROWING, EVIDENCING OF LOANS11
2.1.	Revolving Loan Commitment11
2.2.	Notice of Borrowing11
2.3.	Note11
2.4.	Recordkeeping11
SECTION 3.	INTEREST11
3.1.	Interest Rates11
3.1.1.	Revolving Loan12
3.1.2.	Same Day Prime Rate Revolving Loan12
3.2.	Default Interest12
3.3.	Interest Payment Dates12
3.4.	Setting and Notice of LIBOR Rates12
3.5.	Computation of Interest12
SECTION 4.	REDUCTION OR TERMINATION OF THE REVOLVING loan COMMITMENT; PREPAYMENTS13
4.1.	Voluntary Reduction or Termination of the Revolving Loan Commitment13
4.2.	Prepayments13
4.2.1.	Voluntary Prepayments13
4.2.2.	Mandatory Prepayments13
4.2.3.	Intentionally Omitted13
4.3.	Repayments13
4.3.1.	Revolving Loan13
SECTION 5.	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES13
5.1.	Making of Payments13
5.2.	Application of Payments14
5.3.	Due Date Extension14
5.4.	Setoff14
5.5.	Taxes14
SECTION 6.	INCREASED COSTS15
6.1.	Increased Costs15
6.2.	Basis for Determining Interest Rate Inadequate or Unfair15
6.3.	Changes in Law Rendering LIBOR Loans Unlawful16
6.4.	Funding Losses16
6.5.	Right of Lender to Fund through Other Offices16
6.6.	Discretion of Lender as to Manner of Funding16
6.7.	Mitigation of Circumstances16
6.8.	Conclusiveness of Statements; Survival of Provisions17
6.9.	Effect of Benchmark Transition Event.17
SECTION 7.	REPRESENTATIONS AND WARRANTIES19
7.1.	Organization19
7.2.	Authorization; No Conflict20

Table of Contents (continued)

Page

7.3.	Validity and Binding Nature20
7.4.	Financial Condition20
7.5.	No Material Adverse Change20
7.6.	Regulatory Enforcement Actions20
7.7.	Litigation and Contingent Liabilities20
7.8.	Ownership of Properties; Liens20
7.9.	Use of Proceeds21
7.10.	Equity Ownership; Stock of Subsidiaries21
7.11.	Pension Plans21
7.12.	Investment Company Act22
7.13.	Compliance with Laws22
7.14.	Regulation U22
7.15.	Taxes22
7.16.	Solvency, etc22
7.17.	Environmental Matters22
7.18.	Insurance23
7.19.	Information23
7.20.	Intellectual Property23
7.21.	Burdensome Obligations23
7.22.	Labor Matters23
7.23.	Anti-Terrorism Laws24
7.24.	No Default24
7.25.	Hedging Agreements24
7.26.	Subordination24
7.27.	Borrower Information24
SECTION 8.	AFFIRMATIVE COVENANTS25
8.1.	Reports, Certificates and Other Information25
8.1.1.	Annual Report25
8.1.2.	Quarterly Report25
8.1.3.	Interim Reports25
8.1.4.	Regulatory Reports25
8.1.5.	Compliance Certificates25
8.1.6.	Reports to the SEC and to Shareholders25
8.1.7.	Notice of Default, Litigation and ERISA Matters25
8.1.8.	Management Reports26
8.1.9.	Projections26
8.1.10.	Other Debt Notices26
8.1.11.	Other Information26
8.2.	Books, Records and Inspections27
8.3.	Maintenance of Property; Insurance27
8.4.	Compliance with Laws; Payment of Taxes and Liabilities28
8.5.	Maintenance of Existence, etc28
8.6.	Use of Proceeds28
8.7.	Lender’s Fees28
8.8.	Employee Benefit Plans28
8.9.	Environmental Matters29
8.10.	Further Assurances29
8.11.	Changes in Locations, Name, etc.29
8.12.	Acquisitions; Changes in Control29

2

Table of Contents (continued)

Page

8.13.	Intentionally Omitted29
8.14.	This Agreement29
SECTION 9.	ADDITIONAL FINANCIAL COVENANTS29
9.1.	Regulatory Capital30
9.1.1.	Total Capital to Risk-Weighted Assets30
9.1.2.	Tier 1 Leverage Capital Ratio30
9.1.3.	Non-performing Loans to Primary Capital30
9.2.	Quarterly Tests30
9.3.	Minimum Liquidity30
9.4.	External Loan Reviews30
SECTION 10.	NEGATIVE COVENANTS30
10.1.	Debt30
10.2.	Restricted Payments30
10.3.	Distributions31
10.4.	Liens31
10.5.	Mergers, Consolidations, Sales32
10.6.	Modification of Organizational Documents32
10.7.	Transactions with Affiliates32
10.8.	Unsafe and Unsound Practices32
10.9.	Inconsistent Agreements32
10.10.	Business Activities32
10.11.	Investments33
10.12.	Fiscal Year33
10.13.	Cancellation of Debt33
10.14.	Principal / Interest Payments on Trust Preferred Securities (TruPS)33
SECTION 11.	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.33
11.1.	Continuing Credit Extension33
11.1.1.	The Loan Documents33
11.1.2.	Intentionally Omitted33
11.1.3.	Authorization Documents33
11.1.4.	Consents, etc34
11.1.5.	Intentionally Omitted34
11.1.6.	Opinion of Counsel.34
11.1.7.	Insurance34
11.1.8.	Payment of Fees34
11.1.9.	Search Results; Lien Terminations34
11.1.10.	Closing Certificate, Consents and Permits34
11.1.11.	Other34
11.2.	Conditions34
11.2.1.	Compliance with Warranties, No Default, etc34
11.2.2.	Confirmatory Certificate34
SECTION 12.	EVENTS OF DEFAULT AND THEIR EFFECT35
12.1.	Events of Default35
12.1.1.	Non-Payment of the Loan, etc35
12.1.2.	Non-Payment of Other Debt35
12.1.3.	Other Material Obligations35

3

Table of Contents (continued)

Page

12.1.4.	Bankruptcy, Insolvency, etc35
12.1.5.	Troubled Condition36
12.1.6.	Regulatory Enforcement36
12.1.7.	Non-Compliance with Loan Documents36
12.1.8.	Representations; Warranties36
12.1.9.	Pension Plans36
12.1.10.	Judgments37
12.1.11.	Orders37
12.1.12.	Invalidity of Ancillary Documents, etc37
12.1.13.	Invalidity of Subordination Provisions, etc37
12.1.14.	Change of Control37
12.1.15.	Material Adverse Effect37
12.1.16.	Mandatory Payments37
12.2.	Effect of Event of Default37
SECTION 13.	GENERAL38
13.1.	Waiver; Amendments38
13.2.	Confirmations38
13.3.	Notices38
13.4.	Computations38
13.5.	Costs, Expenses and Taxes39
13.6.	Governing Law39
13.7.	Confidentiality39
13.8.	Severability40
13.9.	Nature of Remedies40
13.10.	Entire Agreement40
13.11.	Counterparts40
13.12.	Successors and Assigns40
13.13.	Assignments; Participations41
13.13.1.	Assignments41
13.13.2.	Participations41
13.14.	Captions42
13.15.	Customer Identification - USA Patriot Act Notice42
13.16.	Indemnification by Borrower42
13.17.	Nonliability of Lender42
13.18.	Forum Selection and Consent to Jurisdiction43
13.19.	Waiver of Jury Trial43

4

ANNEXES

ANNEX A	Commitment
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 7.7	Litigation and Contingent Liabilities
SCHEDULE 7.27	Borrower Information
SCHEDULE 10.4	Liens

EXHIBITS

EXHIBIT A	Form of Revolving Note
EXHIBIT B	Form of Negative Pledge Agreement
EXHIBIT C	Form of Opinion of Borrower’s Counsel (Received previously)
EXHIBIT D	Form of Notice of Borrowing
EXHIBIT E	Form of Compliance Certificate

v

FIRST AMENDED and RESTATED

REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of October 9, 2020 (this “Agreement”), is entered into by and between BYLINE BANCORP, INC., a Delaware corporation, as Borrower (“Borrower”) and CIBC BANK USA, as Lender (“CIBC Bank” or “Lender”).

R E C I T A L S:

A.

Borrower is a bank holding company that owns one hundred percent (100%) of the issued and outstanding capital stock of Byline Bank, an Illinois banking corporation, of  Chicago, Illinois (“Byline Bank”).  Byline Bank may also be referred to herein as the “Depository Institution  Subsidiary.”

B.

The Borrower, successor by merger to Byline Bancorp, Inc, an Illinois corporation, and the Lender have heretofore executed a Revolving Credit Agreement dated October 13, 2016, as amended by First Amendment thereto effective April 13, 2017, as amended by Second Amendment thereto effective October 12, 2017, as amended by Third Amendment thereto effective October 11, 2018, as amended by Fourth Amendment thereto effective October 10, 2019, and as amended by Fifth Amendment thereto effective June 10, 2020 (collectively, the “Original Loan Agreement”), which may be further amended from time to time, and the Borrower (and if applicable, certain third parties) have executed a Negative Pledge Agreement dated October 11, 2018, as amended by First Amendment thereto dated October 9, 2020 (as may be further amended, collectively, the “Negative Pledge Agreement”), a Fifth Amended Revolving Note dated October 9, 2020 (the “Fifth Amended Note”), and such other documents which may or may not be identified in the Agreement and certain other related documents (collectively, together with the Loan Agreement, the “Loan Documents”), setting forth the terms and conditions upon which the Borrower may obtain loans from time to time as provided by a revolving line-of-credit facility (the “Revolving Loans” or “Loan”) in the principal amount of up to Fifteen Million and 00/100ths Dollars ($15,000,000.00) (the “Revolving Loan Amount”).

C.

The Borrower and the Lender desire to amend and restate the Original Loan Agreement as of the date hereof, to among other things, continue to provide the loan facilities, and to amend and restate the Original Loan Agreement in its entirety.

D.

Lender is willing to continue to lend to Borrower the principal amount of up to $15,000,000.00 under the Loan in accordance with the terms, subject to the conditions and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Loan Documents (as defined below).

SECTION 1.	DEFINITIONS

1.1.Definitions

.  The following terms shall have the following meanings:

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Agreement is defined in the recitals to this Agreement.

Ancillary Documents means the Negative Pledge Agreement and such other certificates, documents, and instruments entered into or delivered in connection with or relating to this Agreement.

Anti-Terrorism Laws are defined in Section 7.23(a).

Anti-Terrorism Order is defined in Section 7.23(a)

Assignee is defined in Section 13.13.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Average Total Assets shall have the definition provided in, and shall be determined in accordance with, the rules, regulations, guidance and instructions of the FRB, FDIC or other primary federal regulator.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between Borrower or any Depository Institution Subsidiary and Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or any Depository Institution Subsidiary to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or any Depository Institution Subsidiary is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or any Depository Institution Subsidiary pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to Borrower or any Depository Institution Subsidiary by Lender or its Affiliates, including, without limitation, (a) deposit accounts, (b) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (c) debit cards and (d) Hedging Agreements.

Borrower is defined in the preamble of this Agreement.

BSA is defined in Section 8.4.

Business Day means any day on which CIBC Bank is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank Eurodollar market.

Byline Bank is defined in the recitals to this Agreement.

Call Report means the quarterly report of income and condition filed by any Depository Institution Subsidiary with its primary federal regulator.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

CIBC Bank is defined in the preamble of this Agreement.

Closing Date is defined in Section 11.1.

Code means the Internal Revenue Code of 1986, as amended or recodified.

Code Provisions are defined in Section 12.1.4(c).

Commitment means Lender’s commitment to make the Loan under this Agreement.  The initial amount of Lender’s commitment to make the Loan is set forth on Annex A.

Compliance Certificate means a Compliance Certificate as described in Section 8.1.5.

Control means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of any Person, whether through the ownership or control of or power to vote twenty five percent (25%) or more of the outstanding securities of such Person, by contract or otherwise.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided, that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all contingent liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, earn-outs and similar obligations, and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to Financial Accounting Standards Board issuance No. 150 or otherwise.

Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Default Rate is defined in Section 3.2.

Depository Institution Subsidiary means any Subsidiary of Borrower that is a depository institution having as its primary federal regulator the FRB, OCC or FDIC.

Dollar and the sign “$” mean lawful money of the United States of America.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974, as amended or recodified.

Event of Default means any of the events described in Section 12.1.

Excluded Taxes means taxes based upon, or measured by, Lender’s (or a branch of Lender’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which Lender is organized, (b) in a jurisdiction which Lender’s principal office is located, or (c) in a jurisdiction in which Lender’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender.  Lender’s determination of such rate shall be binding and conclusive absent manifest error.

FDI Act means the Federal Deposit Insurance Act, as amended or recodified.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31st of each year.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the SEC, which are applicable to the circumstances as of the date of determination.

Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

Hedging Agreement means any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange-traded, over-the-counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combination of these transactions.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under any Hedging Agreement.

IDFPR means the Illinois Department of Financial and Professional Regulation, Division of Banking, or any successor thereto.

Intellectual Property means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

Interest Period means, as to any LIBOR Loan, the period commencing on the creation or continuation date with respect to such LIBOR Loan and ending one month thereafter; provided, that:

(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period for a Revolving Loan may extend beyond the earlier to occur of the Termination Date or the Revolving Loan Maturity Date.

Lender is defined in the preamble of this Agreement.

Lender Party is defined in Section 13.16.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Office means the office or offices of Lender which shall be making or maintaining the LIBOR Loans of Lender hereunder.  A LIBOR Office of Lender may be, at the option of Lender, either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Lender in its sole and absolute discretion.  Lender’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Liquidity means outstanding cash and/or cash equivalents in such account or accounts with financial and/or investment institutions including the Lender.

Loan has the meaning ascribed to such term in the recitals hereto

Loan Documents means those documents and instruments (including, without limitation, all agreements, instruments and documents, including, without limitation, Hedging Agreements, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower in connection with this Agreement and the Loan) entered into or delivered in connection with or relating to the Loan, including those stated in the recitals hereto and the Ancillary Documents and any other documents listed on the schedule of closing documents prepared in connection with the Loan.

Loan Loss Reserve means the provisions made by any Depository Institution Subsidiary in anticipation of potential loan or lease losses (ALLL) with such provision or allowance having been determined in accordance with, the rules, regulations, guidance and instructions of the FRB, FDIC or other primary federal regulator.

Margin Stock means any “margin stock” as defined in Regulation U.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower to perform any of the Obligations under any Loan Document or (c) a material adverse effect under the Ancillary Documents or upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document.

Maturity Date means the Revolving Loan Maturity Date as the context may indicate.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group may have any liability.

Negative Pledge Agreement means the Negative Pledge Agreement dated October 11, 2018, as amended by First Amendment thereto dated October ___, 2020, between Borrower and Lender (as amended, restated, supplemented or modified from time to time), pursuant to which the Stock cannot be pledged.

Net Income shall have the definition provided in, and shall be determined in accordance with, the rules, regulations, guidance and instructions of the FRB, FDIC or other primary federal regulator.

Non-performing Loans means the sum of non-accrual loans and loans on which any payment is ninety (90) or more days past due but which continue to accrue interest of the Depository Institution Subsidiary.

Note means the Revolving Note.

Notice of Borrowing is defined in Section 2.2.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of Borrower under this Agreement, Note and any other Loan Document including Attorney Costs, all Hedging Obligations permitted hereunder which are owed to Lender or its Affiliates, and all other Bank Product Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC is defined in Section 8.4.

Participant is defined in Section 13.13.2.

Patriot Act is defined in Section 13.15.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 10.4.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Primary Capital means the sum of Tier 1 Capital plus the Loan Loss Reserve.

Prime Rate means, for any day, the rate of interest in effect for such day as announced from time to time by Lender as its prime rate (whether or not such rate is actually charged by Lender), which is not intended to be Lender’s lowest or most favorable rate of interest at any one time.  Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided, that Lender shall not be obligated to give notice of any change in the Prime Rate.

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement  of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Return on Assets means Net Income divided by Average Total Assets.

Revolving Loan is defined in the recitals to this Agreement.

Revolving Loan Amount is defined in the recitals to this Agreement.

Revolving Loan Commitment means Fifteen Million and 00/100ths Dollars ($15,000,000.00), as shall or may be reduced from time to time pursuant to Section 4.1 and Section 4.2 hereto.

Revolving Loan Maturity Date means the earlier to occur of October 8, 2021 or the Termination Date.

Revolving Note means a promissory note in the form attached as Exhibit A hereto as the Fifth Amended Note in the principal amount of the Revolving Loan Commitment, as amended, restated, supplemented or modified from time to time and each note delivered in substitution or exchange for such note.

Revolving Outstandings means, at any time, the sum of the aggregate principal amount of all outstanding Revolving Loans.

Risk-Weighted Assets shall have the definition provided in, and shall be determined in accordance with, the rules, regulations, guidance and instructions of the FRB, FDIC or other primary federal regulator.

SEC means the Securities and Exchange Commission or any other governmental agency with authority to regulate securities activities or any successors thereto.

Senior Debt means all Debt of Borrower and its Subsidiaries outstanding as of the date hereof except for Subordinated Debt outstanding as of the date hereof.

Senior Officer means, with respect to Borrower or any Subsidiary, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Person.

Stock has the meaning ascribed to such term in the Negative Pledge Agreement.

Subordinated Debt is defined in Section 7.26.

Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by Lender.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower and shall include any Depository Institution Subsidiary.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the date on which the Commitment terminates as provided in Section 12.2.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Tier 1 Capital shall have the definition provided in, and shall be determined in accordance with, the rules, regulations, guidance and instructions of the FRB, FDIC or other primary federal regulator.

Total Capital shall have the definition provided in, and shall be determined in accordance with, the rules, regulations, guidance and instructions of the FRB, FDIC or other primary federal regulator.

Total Liabilities shall have the definition provided in, and shall be determined in accordance with, the rules, regulations, guidance and instructions of the FRB, FDIC  or other primary federal regulator.

Total Loans means the total loans reported on the Depository Institution Subsidiary’s Call Report less the Loan Loss Reserve.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Trust Preferred Securities (TruPS) means the cumulative preferred stock issued by Borrower as defined in accordance with the definition provided in, and to be determined in accordance with, the rules and regulations of the FRB.

UCC means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of Illinois; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unused Commitment Fee is defined in Section 2.1.

WDFI means the Wisconsin Department of Financial Institutions or any successor thereto.

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2.Other Interpretive Provisions

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(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)The term “including” is not limiting and means “including without limitation.”

(d)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender, Borrower and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation.

SECTION 2.	COMMITMENT OF LENDER; BORROWING, EVIDENCING OF LOANS

2.1.Revolving Loan Commitment

.  Except as such Revolving Loan Commitment may or shall be reduced pursuant to Section 4.1 and Section 4.2 hereto, on and subject to the terms and conditions of this Agreement, Lender agrees to make the Revolving Loans to Borrower on a revolving basis up to a maximum aggregate principal amount of Fifteen Million and 00/100ths Dollars ($15,000,000.00) (subject to the restriction as provided in Section 4.2 herein) from time to time until the Revolving Loan Maturity Date as Borrower may request from Lender; provided, further, that after giving effect to such Revolving Loans, the Revolving Outstandings will not at any time exceed the Revolving Loan Commitment. Borrower agrees to pay to Lender a fee equal to the product achieved when (A) the unused portion of the Revolving Loan Commitment is multiplied by (B) 0.25% (the "Unused Commitment Fee").  For purposes of calculating usage under this Section 2.1, the Revolving Loan Commitment shall be deemed used to the extent of the Revolving Outstandings. The Unused Commitment Fee shall be payable in arrears on the last day of each calendar quarter and on the Revolving Loan Maturity Date for any period then ending for which such Unused Commitment Fee shall not be previously paid. The Unused Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

2.2.Notice of Borrowing

.  Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to Lender not later than 11:00 A.M., Chicago time, at least one (1) Business Day prior to the proposed date of any Revolving Loan.  Such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date and amount of borrowing.  Each borrowing shall be on a Business Day.  Each borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of at least $50,000.  Notwithstanding the foregoing, Lender may, in its sole discretion, process an advance against the Revolving Loan Commitment on the same Business Day provided that (a) Borrower shall have provided Lender with a Notice of Borrowing not later than 11:00 A.M., Chicago time on such day; and (b) in lieu of the LIBOR Rate, any such Loan shall accrue interest at the Prime Rate plus/minus any applicable spread.

2.3.Note

.  The Loan shall be evidenced by the Revolving Note, with appropriate insertions, payable to the order of Lender.

2.4.Recordkeeping

.  Lender shall record in its records, the date and amount of the Revolving Loans made by Lender and each repayment.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Revolving Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loan hereunder, together with all interest accruing thereon.

SECTION 3.	INTEREST

3.1.Interest Rates

.  Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

3.1.1.Revolving Loan

.  Lender agrees to extend the Revolving Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Revolving Note and the other Loan Documents.  All sums advanced and outstanding from time to time under any Revolving Loan shall bear interest per annum at a rate equal to either (a) the LIBOR Rate plus 195 basis points, or (b) the Prime Rate minus 75 basis points, floating.  Notwithstanding anything herein to the contrary, in no event shall the interest rate in option (a) or option (b) be less than two and 25/100ths percent (2.25%) per annum.  Borrower shall communicate to the Lender not less than three (3) Business Days prior to the commencement of an Interest Period whether Borrower elects to utilize option (a) or option (b) for the upcoming Interest Period and if Borrower fails to deliver notice of Borrower’s election to Lender not less than three (3) Business Days prior to the commencement of an Interest Period, all such borrowings shall be treated as an election by Borrower to utilize option (b).  The unpaid principal balance plus all accrued but unpaid interest on the Revolving Loan shall be due and payable on the Revolving Loan Maturity Date in accordance with the terms of the Revolving Note and this Agreement.”.

3.1.2.Same Day Prime Rate Revolving Loan

.  If, as provided in Section 2.2, Borrower requests and Lender grants an extension of credit on the same Business Day, thereby waiving the three-day prior notice requirement, any such Revolving Loan shall bear interest at the Prime Rate rather than the LIBOR Rate and margin described above.  Furthermore, in the event a same day Revolving Loan is accommodated, any references in this Agreement addressing the payment or administration of interest shall be interpreted to substitute Prime Rate for any other reference, but only to the extent necessary to properly administer the “Prime Rate Loan” and effect the good faith intent of the parties.

3.2.Default Interest

.  Notwithstanding the rates of interest specified above, at any time an Event of Default exists, at Lender’s election, the interest rate per annum applicable to the Loan shall be increased by five percent (5%) (the “Default Rate”).  Notwithstanding the foregoing, upon the occurrence and continuance of an Event of Default under Sections 12.1.1 or 12.1.4, such increase shall occur automatically.  In no event shall interest payable by Borrower to Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

3.3.Interest Payment Dates

.  Accrued interest on the Loan shall be payable on the first day each calendar quarter (commencing on January 1, 2021), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on the Loan shall be payable on demand.

3.4.Setting and Notice of LIBOR Rates

.  The applicable LIBOR Rate for each Interest Period shall be determined by Lender, and notice thereof shall be given by Lender promptly to Borrower.  Each determination of the applicable LIBOR Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Lender shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by Lender in determining any applicable LIBOR Rate hereunder.

3.5.Computation of Interest

.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days for interest calculated at the LIBOR Rate or the Prime Rate, as the case may be.  The applicable rate for any Prime Rate Loan shall change simultaneously with each change in the Prime Rate.

SECTION 4.	REDUCTION OR TERMINATION OF THE REVOLVING loan COMMITMENT; PREPAYMENTS

4.1.Voluntary Reduction or Termination of the Revolving Loan Commitment

.  Borrower may from time to time on at least five (5) Business Days’ prior written notice received by Lender permanently reduce the Revolving Loan Commitment to an amount not less than the Revolving Outstandings.  Any such reduction shall be in an amount not less than $500,000 or a higher integral multiple of $100,000.  Concurrently with any reduction of the Revolving Loan Commitment to zero, Borrower shall pay all interest on the Revolving Loans.

4.2.	Prepayments

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4.2.1.Voluntary Prepayments

.  Borrower may from time to time prepay the Revolving Loan in whole or in part; provided, that Borrower shall give Lender notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.  Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $50,000.  Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 6.4.

4.2.2.Mandatory Prepayments

.  Borrower shall apply one hundred percent (100%) of the net proceeds of (a) any sales or issuance of equity securities by Borrower, but only if there exists an Event of Default hereunder; and (b) any sales or issuance of debt securities by Borrower; and (c) any sale or disposition of any assets outside the normal course, to repay any outstanding Prime Rate Loans and then to repay outstanding LIBOR Rate Loans.    The Lender has previously consented to Borrower’s raise in June/August, 2020, of up to an aggregate One Hundred Million and 00/100ths Dollars ($100,000,000.00) in additional Subordinated Debt and/or preferred equity (the “Subordinated Debt/ Preferred Equity Raise”), and the Lender agrees that the Subordinated Debt/ Preferred Equity Raise consummated in June/August, 2020, is excluded from the mandatory prepayments requirement under this Section 4.2.2.

4.2.3.Intentionally Omitted

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4.3.Repayments

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4.3.1.Revolving Loan

.  The Revolving Loans, including all outstanding principal and accrued interest, shall be indefeasibly paid in full and the Revolving Loan Commitment shall terminate on the Revolving Loan Maturity Date.

SECTION 5.	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES

5.1.Making of Payments

.  All payments of principal or interest on the Note, and of all fees, shall be made by Borrower to Lender, without condition or reservation of right and free of set-off or counterclaim, in U.S. Dollars of immediately available funds at the office specified by Lender not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Lender on the following Business Day.  All payments under Section 6.1 shall be made by Borrower directly to Lender without setoff, counterclaim or other defense.

5.2.Application of Payments

.  So long as no Default or Event of Default has occurred and is continuing, payments matching specific scheduled payments then due shall be applied to those scheduled payments.  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay any outstanding Prime Rate Loans and then to repay outstanding LIBOR Rate Loans.  After the occurrence and during the continuance of a Default or Event of Default, all amounts collected or received by Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral or as payments from Borrower shall be applied first, to the payment of expenses incurred by Lender in connection with the Collateral, including reasonable attorneys’ fees and expenses pursuant to Section 13.5, second, to the payment of any other fees and other amounts then owing by Borrower to the Lender pursuant to this Agreement, third, to the payment of the Obligations, and fourth, to the payment of the Borrower, or its respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

5.3.Due Date Extension

.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.”

5.4.Setoff

.  Borrower agrees that Lender has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time any Event of Default exists, Lender may apply to the payment of any Obligations of Borrower, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower with Lender.

5.5.Taxes

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(a)All payments made by Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)If Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 5.5(b)), the amount paid to Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 5.5(b).  To the extent Borrower withholds any Taxes on payments hereunder or under any Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)If Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against Lender with respect to amounts received or receivable hereunder or under any other Loan Document, Borrower will indemnify such person against (i) such Tax (and any Attorney Cost associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 5.5(c).  A certificate prepared in good faith as to the amount of such payment by Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

SECTION 6.	INCREASED COSTS

6.1.Increased Costs

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(a)If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 3), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; or (ii) shall impose on Lender any other condition affecting its LIBOR Loans, the Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender (or any LIBOR Office of Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender (or its LIBOR Office) under this Agreement or under the Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.

(b)If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

6.2.Basis for Determining Interest Rate Inadequate or Unfair

6.2.  If:

(a)Lender reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)the LIBOR Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding LIBOR Loans for such Interest Period or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such Loans;

then Lender shall promptly notify Borrower and, so long as such circumstances shall continue, Lender shall not be under any obligation to make LIBOR Loans and all such existing LIBOR Loans shall be deemed to be converted to Prime Rate Loans as of the date of such notification.

6.3.Changes in Law Rendering LIBOR Loans Unlawful

.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, Lender shall have no obligation to make a LIBOR Loan and all such existing LIBOR Loans shall be deemed to be converted to Prime Rate Loans as of the date of such notification.

6.4.Funding Losses

.  Borrower hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), Borrower will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan or (b) any failure of Borrower to borrow, prepay, convert or continue any LIBOR Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to Lender pursuant to this Agreement shall be deemed to be irrevocable.

6.5.Right of Lender to Fund through Other Offices

.  Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of Lender to make such Loan; provided, that in such event for the purposes of this Agreement, such Loan shall be deemed to have been made by Lender and the obligation of Borrower to repay such Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

6.6.Discretion of Lender as to Manner of Funding

.  Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.  It being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

6.7.Mitigation of Circumstances

.  Lender shall promptly notify Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s sole judgment, otherwise disadvantageous to Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 5.5 or 6.1 or (ii) the occurrence of any circumstances described in Sections 6.2 or 6.3 (and, if Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, Lender shall promptly so notify Borrower).  Without limiting the foregoing, Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in Lender’s sole judgment, be otherwise disadvantageous to Lender.

6.8.Conclusiveness of Statements; Survival of Provisions

.  Determinations and statements of Lender pursuant to Sections 6.1, 6.2, 6.3 or 6.4 shall be conclusive absent demonstrable error.  Lender may use reasonable averaging and attribution methods in determining compensation under Sections 6.1 and 6.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of the Note and the termination of this Agreement.

6.9.Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender (without, except as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after Lender has posted such proposed amendment to Borrower. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Borrower has delivered to Lender written notice that Borrower accepts such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower will be deemed to have converted any pending request for a LIBOR Loan, and any conversion to or continuation of any LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Prime Rate Loans.

(e) Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Lender giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)

a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Lender by notice to Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” means the occurrence of:

(1) a determination by Lender or (2) a notification by Borrower to Lender, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and, in the case of clause (2) the agreement by Lender to amend this Agreement as a result of such election.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

SECTION 7.	REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to induce Lender to make the Loan hereunder, Borrower represents and warrants to Lender that:

7.1.Organization

.  Each of Borrower and its Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization; and each of Borrower and its Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

7.2.Authorization; No Conflict

.  Borrower is duly authorized to execute and deliver each Loan Document to which it is a party; Borrower is duly authorized to borrow monies hereunder; and Borrower is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by Borrower of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of Borrower or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower (other than Liens in favor of Lender created pursuant to the Ancillary Documents).

7.3.Validity and Binding Nature

.  Each of this Agreement and each other Loan Document to which Borrower is a party is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4.Financial Condition

.  The audited consolidated financial statements of Borrower and its Subsidiaries as at December 31, 2019, copies of which have been delivered to Lender, and the unaudited consolidated financial statements of Borrower and its Subsidiaries as at June 30, 2020, copies of which have been delivered to Lender, have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

7.5.No Material Adverse Change

.  Since September 30, 2020, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of Borrower and its Subsidiaries taken as a whole.

7.6.Regulatory Enforcement Actions

.  Except as previously discussed or disclosed in due diligence prior to the Closing Date, neither Borrower nor any of its Subsidiaries, nor any of the officers or directors or any of them, is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application), including any restrictions on dividends from Subsidiary to Borrower, imposed by any governmental agency, nor are any such restrictions to the knowledge of Borrower threatened or agreements, memoranda or commitments being sought by any governmental agency.

7.7.Litigation and Contingent Liabilities

.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against either Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 7.7.  Other than any liability incident to such litigation or proceedings, neither Borrower nor any Subsidiary has any material contingent liabilities not listed on Schedule 7.7.

7.8.Ownership of Properties; Liens

.  Borrower and each Subsidiary owns good and, in the case of real property,  marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.4.  No financing statement or other public notice with respect to all or any part of the Stock is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Lender.

7.9.Use of Proceeds

.  Borrower intends to use the proceeds of the Loan for general corporate purposes, organic growth, acquisitions and liquidity, including stock repurchases .  In addition, all acquisitions must comply with all financial covenants herein on a pro-forma basis and Borrower must obtain all necessary regulatory approvals to comply with this provision.  If any of the proceeds of the Loan are intended to be used for any other purpose, Borrower must first obtain Lender’s written consent.

7.10.Equity Ownership; Stock of Subsidiaries

.  Byline Bank has one Fifty Thousand (50,000) shares of authorized common stock, $10.00 par value, all of which shares are issued and outstanding.  Borrower owns directly or indirectly all of the issued and outstanding capital stock of its Subsidiaries free and clear of any claim, lien or other encumbrance, except for the security interests granted to Lender pursuant to the Negative Pledge Agreement.  As of the Closing Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of either Borrower or any Subsidiary.  As of the Closing Date, Borrower does not have any Subsidiaries other than Byline Bank.

7.11.Pension Plans

.

(a)The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent (20%) of the Total Plan Liability for all such Pension Plans.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Borrower or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability.  Within the past five years, neither Borrower nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

7.12.Investment Company Act

.  Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

7.13.Compliance with Laws

.  Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.14.Regulation U

.  Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

7.15.Taxes

.  Borrower and each of its Subsidiaries has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Borrower and each its Subsidiaries have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.  Neither Borrower nor any of its Subsidiaries has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

7.16.Solvency, etc

.  On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, (a) the fair value of Borrower and its Subsidiaries’ assets on a consolidated basis is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) on a consolidated basis as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of Borrower and its Subsidiaries’ assets on a consolidated basis is not less than the amount that will be required to pay the probable liability on its debts on a consolidated basis as they become absolute and matured, (c) Borrower and its Subsidiaries are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe they will, incur debts or liabilities on a consolidated basis beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

7.17.Environmental Matters

.  The on-going operations of Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Borrower and each of its Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each of Borrower and each of its Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to Borrower or any of its Subsidiaries and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries nor any of their properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

7.18.Insurance

.  Borrower and each of its Subsidiaries and their properties are insured with financially sound and reputable insurance companies which are not Affiliates, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower and its Subsidiaries operate.

7.19.Information

.  All information heretofore or contemporaneously herewith furnished in writing by Borrower to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrower to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.20.Intellectual Property

.  Borrower and each of its Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.  None of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which Borrower or any Subsidiary is the licensor or franchisor.

7.21.Burdensome Obligations

.  Neither Borrower nor any of its Subsidiaries is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

7.22.Labor Matters

.  Neither Borrower nor any of its Subsidiaries is subject to any labor or  collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of Borrower and each of its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

7.23.Anti-Terrorism Laws

.

(a)Neither Borrower nor any of its Subsidiaries (and, to the knowledge of each, no joint venture or subsidiary thereof) is in violation in any material respects of any United States requirements of law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.

(b)Neither Borrower nor any of its Subsidiaries (and, to the knowledge of each, no joint venture or subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.

(c)Neither Borrower nor any of its Subsidiaries (and, to the knowledge of each, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

7.24.No Default

.  No Default or Event of Default exists or would result from the incurrence by Borrower of any Debt hereunder or under any other Loan Document.  Neither Borrower nor any of its Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected, which default would reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.

7.25.Hedging Agreements

.  Neither Borrower nor any of its Subsidiaries is a party to any Hedging Agreement other than (i) Hedging Agreements in favor of Lender, and (ii) a bona fide (not speculative) unsecured Hedging Agreement, in form and substance reasonably acceptable to Lender, to protect Borrower and its Subsidiaries against fluctuations in interest rates.

7.26.Subordination

.  Any (i) unsecured Debt of Borrower and its Subsidiaries and (ii) any indebtedness of Borrower to any Affiliate, outstanding as of the date hereof, is expressly subordinate and junior, in right of payment, to the Loan (the “Subordinated Debt”).  Further, the subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by Lender.  All Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt.  Borrower acknowledges that Lender is entering into this Agreement and is extending the Commitment and making the Loan in reliance upon the subordination provisions of the Subordinated Debt and this Section 7.26.

7.27.Borrower Information

.  On the date hereof, Schedule 7.27 sets forth (a) Borrower’s jurisdiction of organization, (b) the location of Borrower’s chief executive office, (c) Borrower’s exact legal name as it appears on its organizational documents and (d) Borrower’s organizational identification number (to the extent the jurisdiction of organization assigns such a number) and federal employer identification number.

SECTION 8.	AFFIRMATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:

8.1.Reports, Certificates and Other Information

.  Furnish to Lender:

8.1.1.Annual Report

.  Promptly when available and in any event within one hundred twenty (120) days after the close of each Fiscal Year, a copy of the annual audit report of Borrower and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by Borrower and reasonably acceptable to Lender.

8.1.2.Quarterly Report

.  As soon as the reports contemplated by this Section are filed with the applicable federal bank regulatory agencies, but in any event not more than forty five (45) days after the end of each Fiscal Quarter, or within such further time as Lender may permit, each Form FR Y-9LP filed by Borrower with federal bank regulatory agencies.

8.1.3.Interim Reports

.  Promptly when available and in any event within forty five (45) days after the end of each Fiscal Quarter, Watch List Reports of any subject credits for each Depository Institution Subsidiary all such reports understood to be unaudited and in the form presented to such Depository Institution Subsidiary’s board of directors.

8.1.4.Regulatory Reports

.  As soon as the reports contemplated by this Section are filed with the applicable federal bank regulatory agencies, but in any event not more than forty five (45) days after the close of each quarterly period of each fiscal year of each Depository Institution Subsidiary, or within such further time as Lender may permit, the Call Reports filed by each Depository Institution Subsidiary with federal bank regulatory agencies.

8.1.5.Compliance Certificates

.  Contemporaneously with the furnishing of a copy of each report pursuant to Sections 8.1.2, 8.1.3 and 8.1.4, a duly completed Compliance Certificate in the form of Exhibit E hereto, with appropriate insertions, dated the date of such quarterly statements and signed by a Senior Officer of Borrower, containing (a) a computation of each of the financial ratios and restrictions set forth in Section 9; and (b) a statement to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

8.1.6.Reports to the SEC and to Shareholders

.  Promptly upon the filing or sending thereof, copies of any regular, periodic or special reports of Borrower and copies of any proxy statements or other communications made to security holders generally.

8.1.7.Notice of Default, Litigation and ERISA Matters

.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or any of its Subsidiaries affected thereby with respect thereto:

(a)the occurrence of an Event of Default or a Default;

(b)any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lender which has been instituted or, to the knowledge of Borrower, is threatened against any Borrower or any Subsidiary or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c)the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower with respect to any post-retirement welfare benefit plan or other employee benefit plan of Borrower or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)any cancellation or material change in any insurance maintained by Borrower or any Subsidiary;

(e)any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect; or

(f)the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Stock or on the Liens created hereby.

8.1.8.Management Reports

.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower, including copies of all third party loan reviews.

8.1.9.Projections

.  As soon as practicable, and in any event not later than (ninety) 90 days after the commencement of each Fiscal Year, financial projections for Borrower and its Subsidiaries for such Fiscal Year prepared in a manner consistent with the projections delivered by Borrower to Lender prior to the Closing Date or otherwise in a manner reasonably satisfactory to Lender accompanied by a certificate of a Senior Officer of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by Borrower in good faith, (b) Borrower has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

8.1.10.Other Debt Notices

.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any outstanding Debt or Subordinated Debt.

8.1.11.Other Information

.  Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning Borrower and its Subsidiaries, their properties or business, as Lender may reasonably request.

8.2.Books, Records and Inspections

.  Except to the extent prohibited by applicable laws and regulations, Borrower shall, and shall cause each Subsidiary to, permit the Lender and its duly authorized representatives and agents to visit and inspect the corporate books and financial records of Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and each of its Subsidiaries with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with the Lender the finances and affairs of Borrower and of each of its Subsidiaries) at such reasonable times and reasonable intervals as the Lender may designate; provided, however, that this right shall not be exercised more than twice per year so long as no Event of Default shall have occurred and be continuing; and provided, further, that Lender agrees to maintain the confidentiality of all information regarding Borrower and its Subsidiaries, obtained as a result of the exercise of this right and through any other means, except for disclosure to Lender’s Representatives or as required otherwise by law or regulation, and that neither Borrower nor any of its Subsidiaries shall be required to make available to the Lender any customer lists or other proprietary information unless such information is required by the Lender to determine the financial condition of Borrower or any of its Subsidiaries or to determine the ability of either to meet its obligations hereunder.

8.3.Maintenance of Property; Insurance

.

(a)Keep, and cause each Subsidiary to keep, all property useful and necessary in the business in good working order and condition, ordinary wear and tear excepted.

(b)Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of Lender, furnish to Lender original or electronic copies of policies evidencing such insurance, and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each Subsidiary.  Borrower shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) naming Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Lender.

(c)UNLESS BORROWER PROVIDES LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, LENDER MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT LENDER'S INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWER’S INTERESTS.  THE COVERAGE THAT LENDER PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE COLLATERAL.  BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY LENDER, BUT ONLY AFTER PROVIDING LENDER WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF LENDER PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOAN OWING

HEREUNDER.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

8.4.Compliance with Laws; Payment of Taxes and Liabilities

.  (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided, that the foregoing shall not require Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

8.5.Maintenance of Existence, etc

.  Maintain and preserve, and (subject to Section 10.5) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

8.6.Use of Proceeds

.  Use the proceeds of the Loan for general corporate purposes, organic growth, acquisitions and liquidity, including stock repurchases .  In addition, all acquisitions must comply with all financial covenants herein on a pro-forma basis and Borrower must obtain all necessary regulatory approvals to comply with this provision.

8.7.Lender’s Fees

.  Borrower agrees to pay to Lender upon Loan Closing: (a) a commitment fee in the amount of $0.00, and (b) all of Lender’s other fees and expenses including expenses incurred by Lender to date in connection with the transactions contemplated herein, such as Attorney Costs and other reasonable fees and expenses paid or payable to any other parties.

8.8.Employee Benefit Plans

.

(a)Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer

Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

8.9.Environmental Matters

.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any Subsidiary, Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, Borrower shall, and shall cause each Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.10.Further Assurances

.

(a)Take, and cause any Subsidiary to take, such actions as are necessary or as Lender may reasonably request from time to time t to preserve the full benefits of the rights granted in this Agreement and the Negative Pledge Agreement, including the execution and delivery of the Negative Pledge Agreement and the other Loan Documents.

(b)Borrower shall maintain and honor its obligations created by the Negative Pledge Agreement and shall defend such obligations against the claims and demands of all Persons whomsoever.

8.11.Changes in Locations, Name, etc.

.  Borrower shall not, except upon (thirty) 30 days’ prior written notice to Lender and delivery to Lender of:

(a)change its jurisdiction of organization or the location of its chief executive office; or

(b)change its name, identity or corporate structure.

8.12.Acquisitions; Changes in Control

.  Borrower shall not use proceeds from the Commitment to or otherwise make any mergers with or acquisitions of entities without prior written approval from Lender and any necessary regulatory agencies. In addition, all acquisitions must comply with all financial covenants herein on a pro-forma basis and Borrower must obtain all necessary regulatory approvals to comply with this provision.  Borrower shall not consent to a change in Control without the Lender’s prior consent.

8.13.Intentionally Omitted

.

8.14.This Agreement

.  Borrower covenants that it will, and, if necessary, will cause or enable Borrower and its Subsidiaries to, fully comply with each of the covenants and other agreements set forth in this Agreement.

SECTION 9.	ADDITIONAL FINANCIAL COVENANTS

9.1.Regulatory Capital

.  Borrower shall cause each Depository Institution Subsidiary to maintain such capital as may be necessary to cause the Depository Institution Subsidiary to be classified as “well capitalized” in accordance with the rules and regulations of its primary federal regulator, as in effect from time to time and consistent with the financial information and reports contemplated in Section 8.1.2, 8.1.3 and 8.1.4 hereof and to maintain the following ratios:

9.1.1.Total Capital to Risk-Weighted Assets

.  Total Capital to Risk-Weighted Assets equal to or greater than 11.50%.

9.1.2.Tier 1 Leverage Capital Ratio

.  Total Tier 1 Leverage Capital Ratio equal to or greater than 8.50%.

9.1.3.Non-performing Loans to Primary Capital

.  A maximum Non-performing Loans to Primary Capital ratio of 25.00%.

9.2.Quarterly Tests

.  The ratios set forth in this Section 9.1 shall be calculated quarterly beginning with the quarter ended December 31, 2016, shall be derived from the Call Report filed with Depository Institution Subsidiary’s primary federal regulator and shall be consistent with the financial information and reports contemplated in Sections 8.1.2, 8.1.3 and 8.1.4 of this Agreement.

9.3.Minimum Liquidity

.  Borrower shall maintain at all times minimum Liquidity of at least Seven Million Five Hundred Thousand and 00/100ths Dollars ($7,500,000.00), measured quarterly beginning with the quarter ended December 31, 2020. Borrower shall provide to Lender such information with respect to the minimum Liquidity, including statements and other information evidencing the same, on a quarterly basis beginning December 31, 2020, as may be reasonably requested by Lender and in a form and substance as requested by the Lender.

9.4.External Loan Reviews

.  Borrower shall provide Lender a copy of its external loan reviews on an as-completed basis or as otherwise requested by Lender.

SECTION 10.	NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, it will:

10.1.Debt

1..  Not create, incur, assume or suffer to exist any Debt without the prior written consent of Lender, except for obligations under this Agreement and the other Loan Documents, and obligations under the existing Trust Preferred Securities (TruPS), and will not, without Lender’s prior consent, permit any Subsidiary to incur Debt other than in the ordinary course of business.  For purposes of the prior sentence, any subordinated debt incurred by a Subsidiary shall not be considered to have been incurred in the “ordinary course of business.”

10.2.Restricted Payments

.  Except as otherwise provided in this Agreement, not, and not permit any Subsidiary to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt, Subordinated Debt or Additional Debt, other than, so long as Borrower is not in default in the payment of principal of or interest on the Loan or there is not an Event of Default that allows acceleration by Lender of the Loan prior to the date on which it would otherwise become due and payable, regularly scheduled dividend and/or interest payments thereon in accordance with its terms, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, any Subsidiary may pay dividends or make other distributions to Borrower, and any repurchases of, and dividends declared or paid with respect to, Borrower’s common stock prior to the date of this amendment are hereby approved and ratified.

10.3.Distributions

.  If an Event of Default exists, not itself declare or pay any cash dividend or make (or otherwise become obligated to make) any other distribution in respect of its Capital Securities whether to common shareholders or otherwise, except that so long as no Event of Default exists and they are in compliance with regulatory guidelines, notwithstanding anything to the contrary in Section 10.2, dividends may be declared and distributed to common and Series B Preferred shareholders as and when due.

10.4.Liens

.  Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b)Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)Liens described on Schedule 10.4 as of the Closing Date;

(d)(i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by Borrower (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property; provided, that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired;

(e)attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000  in the aggregate, arising in connection with court proceedings, provided, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower and its Subsidiaries; and

(g)Liens arising under the Loan Documents.

Notwithstanding anything in Section 10.2, Section 10.3 and Section 10.14 herein to the contrary, as long as there is no Event of Default under this Agreement or the Loan Documents, the Borrower shall not need to obtain Lender’s prior written consent to repay/redeem principal of any additional debt (whether Subordinated Debt, Trust Preferred Securities (TruPS) or preferred stock, including any Subordinated Debt and/or preferred equity issued in connection with the Subordinated Debt/Preferred Equity Raise) (collectively, the “Additional Debt”) and such repayments/redemptions are allowed so long as they are in compliance with regulatory guidelines; provided, however, that if an Event of Default exists under this Agreement or the Loan Documents, then the  Borrower shall obtain the Lender’s prior written consent to repay principal on any Additional Debt.  Borrower acknowledges and agrees that Additional Debt is expressly subordinate and junior, in right of payment, to the Loan.

10.5.Mergers, Consolidations, Sales

.  Not, and not permit any Subsidiary to, (a) be a party to any merger or consolidation, (b) sell, transfer, dispose of, convey or lease any of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), or (c) except in the ordinary course of business, sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into Borrower or into any other domestic Wholly-Owned Subsidiary; and (ii) any such purchase or other acquisition by Borrower or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary.

10.6.Modification of Organizational Documents

.  Not permit the charter, by-laws or other organizational documents of Borrower or any Subsidiary to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lender; not change, or allow Borrower or any Subsidiary to change its state of formation or its organizational form.

10.7.Transactions with Affiliates

.  Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

10.8.Unsafe and Unsound Practices

.  Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, engage in any unsafe or unsound business practice that would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.

10.9.Inconsistent Agreements

.  Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrower from granting to Lender a Lien on the Collateral or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or (ii) pay any Debt owed to Borrower or any other Subsidiary.

10.10.Business Activities

.  Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

10.11.Investments

.  Except as is otherwise provided in Section 8.12, not, and not permit or allow any Subsidiary to:

(a)make any investment, other than investments made in the ordinary course of business and as permitted by applicable laws, rules, regulations and guidelines of the FRB, FDIC or other regulatory or governmental agency; or

(b)acquire the capital stock, assets or obligations of or any interest in another corporation, partnership, trust, limited liability company or any other entity except where such acquisition would not, when considered as of the date of such acquisition, have a Material Adverse Effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole or where such acquisition would cause a change in Control.

10.12.Fiscal Year

.  Not change its Fiscal Year.

10.13.Cancellation of Debt

.  Not, and not permit any Subsidiary to, cancel any claim or Debt owing to it, except for reasonable consideration or in the ordinary course of business.

10.14.Principal / Interest Payments on Trust Preferred Securities (TruPS)

.  Not itself, nor shall it cause, permit or allow any Subsidiary to make any principal payments on Trust Preferred Securities (TruPS), without the prior written consent of Lender, though interest payments on the Trust Preferred Securities (TruPS) may be made as and when due so long as no Event of Default has occurred. There shall be no increase in the principal amount of Trust Preferred Securities (TruPS) from the amount outstanding on the date hereof.

SECTION 11.	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of Lender to continue to make its Loan is subject to the following conditions precedent:

11.1.Continuing Credit Extension

.  The obligation of Lender to continue to make the Loan is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that Lender shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Lender), in form and substance satisfactory to Lender (and the date on which all such conditions precedent have been satisfied or waived in writing by Lender is called the “Closing Date”):

11.1.1.The Loan Documents

.  The Loan Documents, including, without limitation, this Agreement, the Note and the Ancillary Documents.

11.1.2.Intentionally Omitted

.

11.1.3.Authorization Documents

.  For each of Borrower and its Subsidiaries, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority issued within ten (10) Business Days of the Closing; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by Lender issued within ten (10) Business Days of the Closing; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

11.1.4.Consents, etc

.  Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by Borrower of the documents referred to in this Section 11.

11.1.5.Intentionally Omitted

.

11.1.6.Opinion of Counsel.

  An opinion of counsel of Borrower in substantially the form attached hereto as Exhibit C and otherwise satisfactory to Lender. THIS OPINION OF COUNSEL WAS PREVIOUSLY PROVIDED WITH THE ORIGINAL LOAN AGREEMENT.

11.1.7.Insurance

.  Evidence of the existence of insurance required to be maintained pursuant to this Agreement, together with evidence that Lender has been named as an additional insured on all related insurance policies.

11.1.8.Payment of Fees

.  Evidence of payment by Borrower of all reasonable accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Lender to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Lender’s reasonable estimate of Attorney Costs incurred or to be incurred by Lender through the closing proceedings (provided, that such estimate shall not thereafter preclude final settling of accounts between Borrower and Lender).

11.1.9.Search Results; Lien Terminations

.  If requested by Lender, certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name Borrower and any Subsidiary (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing and (b) such other Uniform Commercial Code termination statements as Lender may reasonably request.

11.1.10. Closing Certificate, Consents and Permits

.  A certificate executed by an officer of Borrower on behalf of Borrower certifying (a) the matters set forth in Section 11.2.1 as of the Closing Date.

11.1.11. Other

.  Such other documents as Lender may reasonably request.

11.2.Conditions

.  The obligation of Lender to make each Loan is subject to the following further conditions precedent that:

11.2.1.Compliance with Warranties, No Default, etc

.  Both before and after giving effect to any borrowing, the following statements shall be true and correct:

(a)the representations and warranties of Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)no Default or Event of Default shall have then occurred and be continuing.

11.2.2.Confirmatory Certificate

.  If requested by Lender, Lender shall have received a certificate dated the date of such requested Loan and signed by a duly authorized representative of Borrower as to the matters set out in Section 11.2.1 (it being understood that each request by Borrower for the making of a Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan), together with such other documents as Lender may reasonably request in support thereof.

SECTION 12.	EVENTS OF DEFAULT AND THEIR EFFECT

12.1.Events of Default

.  Each of the following shall constitute an Event of Default under this Agreement:

12.1.1.Non-Payment of the Loan, etc

.  Default in the payment when due of the principal of the Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee, or other amount payable by Borrower hereunder or under any other Loan Document.

12.1.2.Non-Payment of Other Debt

.  Any default beyond applicable notice and cure periods shall occur under the terms applicable to any Debt of Borrower or any Subsidiary (including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any Subsidiary to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

12.1.3.Other Material Obligations

.  Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, Borrower or any Subsidiary with respect to any material purchase or lease of goods or services where such default beyond any applicable notice and cure periods, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

12.1.4.Bankruptcy, Insolvency, etc

.

(a)Borrower or any Subsidiary becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee of any substantial part of the assets of Borrower or any Subsidiary is applied for or appointed, and if appointed in a proceeding brought against Borrower or any Subsidiary, Borrower or any Subsidiary by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within 60 days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect.

(b)Any proceedings involving Borrower or any Subsidiary are commenced by or against Borrower or the Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and, if such proceedings are instituted against Borrower or any Subsidiary, Borrower or any Subsidiary by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within 60 days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect.

(c)Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the Bankruptcy Code (the “Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for Borrower under the Code Provisions, and is not discharged within 60 days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against Borrower under the Code Provisions, and if instituted against Borrower, is consented or acquiesced in by it or remains for 30 days undismissed, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions.

(d)Any Subsidiary applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for the Subsidiary, and is not discharged within 60 days.

12.1.5.Troubled Condition

.  Any Depository Institution Subsidiary is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for the Depository Institution Subsidiary.

12.1.6.Regulatory Enforcement

.  Except for such actions that may be in effect on or before the Closing Date, provided, that such action has been disclosed to Lender in writing, the FRB, the FDIC, the IDFPR, the WDFI or other governmental agency charged with the regulation of bank holding companies or depository institutions (a) issues to Borrower or any Depository Institution Subsidiary a consent order or similar regulatory order (in each case with respect to a material matter), the assessment of material civil monetary penalties, articles of agreement effecting a material restriction in the payment of dividends or the payment of indebtedness, a memorandum of understanding setting forth a material restriction or directive, a material capital directive, a material capital restoration plan, restrictions that prevent or as a practical matter materially impair the payment of dividends by the Depository Institution Subsidiary or the payments of any Debt by Borrower, restrictions that make the payment of the dividends by the Depository Institution Subsidiary or the payment of Debt by Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding; or (b) proposes or issues to any executive officer or director of Borrower or any Depository Institution Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a consent order or similar regulatory order, a removal order or suspension order or the assessment of civil monetary penalties.

12.1.7.Non-Compliance with Loan Documents

.  (a) Failure by Borrower to comply with or to perform any covenant set forth in Sections 8, 9 or 10 of this Agreement; or (b) failure by Borrower to comply with or  perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for thirty (30) days.

12.1.8.Representations; Warranties

.  Any representation or warranty made by Borrower herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by Borrower to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

12.1.9.   Pension Plans

.  (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability; or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan.

12.1.10.     Judgments

.  Final judgments shall be rendered against Borrower or any Subsidiary that calls for the payment of money in excess of $500,000.00 or presents monetary liability in excess of $500,000.00 not covered by insurance, which judgment or process may reasonably be expected to have a Material Adverse Effect, and such liability is not paid, waived, stayed, discharged, settled or fully bonded within sixty (60) days after it is rendered, issued or levied.

12.1.11.       Orders

.  Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or any of the other Loan Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within sixty (60) days after the granting of such decree or order.

12.1.12.     Invalidity of Ancillary Documents, etc

.  (a) Any Ancillary Document shall cease to be in full force and effect; (b) any Person shall contest in any manner the validity, binding nature or enforceability of any Ancillary Document; (c) the execution by Borrower of any secondary or additional financing agreements or arrangements of any kind secured, in whole or in part, by all or any part of or interest in any Stock; or (d) the Stock is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any lien, claim, security interest or other encumbrances of any kind, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

12.1.13.Invalidity of Subordination Provisions, etc

.  Any subordination provision in any document or instrument governing Subordinated Debt or senior debt shall cease to be in full force and effect, or Person shall contest in any manner the validity, binding nature or enforceability of any such provision.

12.1.14.Change of Control

.  A change of Control shall occur.

12.1.15.Material Adverse Effect

.  The occurrence of any event having a Material Adverse Effect.

12.1.16.   Mandatory Payments

.  The failure to make the mandatory payments as required under Section 4.2.2 and Section 4.2.3 herein.

12.2.Effect of Event of Default

.  (a) If any Event of Default described in Section 12.1.4 shall occur in respect of Borrower, the Commitment shall immediately terminate, and the Loan and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind (provided, however, that notwithstanding the foregoing, Hedging Obligations shall terminate only in accordance with the terms of the relevant Hedging Agreement).  (b) If any other Event of Default shall occur and be continuing, Lender may declare the Commitment to be terminated in whole or in part and/or declare all or any part of the Loan and all other Obligations hereunder to be due and payable, whereupon the Commitment shall immediately terminate (or be reduced, as applicable) and/or the Loan and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind.  Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.  The date on which the Commitment shall immediately terminate as provided in clause (a) or (b) shall be the “Termination Date”. Nothing contained herein is intended to restrict the Lender’s rights under any of the Loan Documents or at law or in equity, and the Lender may exercise all such rights and remedies as and when they are available, including all other rights and remedies for default provided by the UCC, as well as any other applicable law and this Agreement, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO REPOSSESS, RENDER UNUSABLE AND/OR DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS.  The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which the Lender would otherwise have, and Borrower shall be liable for all costs of collection, including Lender’s reasonable attorney’s fees.  The Lender may permit the Borrower to attempt to remedy any default without waiving its rights and remedies hereunder, and the Lender may waive any default without waiving any other subsequent or prior default by the Borrower.  Furthermore, delay on the part of the Lender in exercising any right, power or privilege hereunder or at law shall not operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude other exercise thereof or the exercise of any other right, power or privilege.  No waiver nor suspension shall be deemed to have occurred unless the Lender has expressly agreed in writing specifying such waiver or suspension

SECTION 13.	GENERAL

13.1.Waiver; Amendments

.  No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  This Agreement shall not be amended, modified or supplemented without the written agreement of Borrower and Lender at the time of such amendment, modification or supplement, except as set forth in Section 6.9.  No waiver of any provision of this Agreement or any of the other Loan Documents shall be effective unless set forth in writing signed by the party making such waiver, and any such waiver shall be effective only to the extent therein set forth.  Failure by Lender to insist upon full and prompt performance of any provisions of this Agreement or any of the other Loan Documents, or to take action in the event of any breach of any such provision or upon the occurrence of any Event of Default, shall not constitute a waiver of any rights of Lender, and Lender may at any time thereafter exercise all available rights and remedies with respect to such breach or Event of Default.  Receipt by Lender of any instrument or document shall not constitute or be deemed to be an approval thereof.  Any approvals required under any of the other Loan Documents must be in writing, signed by Lender and directed to Borrower.

13.2.Confirmations

.  Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loan then outstanding under such Note.

13.3.Notices

.  Except as otherwise provided in Section 2.2, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B hereto or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Lender harmless from any loss, cost or expense resulting from any such reliance.

13.4.Computations

.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided, that if Borrower notifies Lender that Borrower wishes to amend any covenant in Section 9 or Section 10 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Lender notifies Borrower that Lender wishes to amend Section 9 or Section 10 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Lender.

13.5.Costs, Expenses and Taxes

.

(a)Borrower agrees to pay (a) herewith a commitment fee in the amount of $0.00, and (b) on demand all reasonable out-of-pocket costs and expenses of Lender (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral, and the costs of Intralink (or similar services), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof.  In addition, Borrower agrees to pay, and to save Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Lender of its rights pursuant to this Agreement.  All Obligations provided for in this Section 13.5 shall survive repayment of the Loan, cancellation of the Note and termination of this Agreement.

(b)Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)The agreements in this Section 13.5 shall survive repayment and termination of all commitments under this Agreement, any foreclosure under, or any modification, release or discharge of, any or all of the Ancillary Documents and termination of any Loan Document.

13.6.Governing Law

.  This agreement and each note shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.7.Confidentiality

.  As required by federal law and Lender 's policies and practices, Lender may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.  Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by Borrower and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Loan and the Commitment; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of Lender or any other Person who may provide Bank Products to Borrower or its Subsidiaries; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential; or (i) that ceases to be confidential through no fault of Lender.  Notwithstanding the foregoing, Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.  If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 13.7 with respect to the treatment of confidential information, this Section shall supersede all such prior or contemporaneous agreements and understandings between the parties.

13.8.Severability

.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.9.Nature of Remedies

.  All Obligations of Borrower and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.10.Entire Agreement

.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.

13.11.Counterparts

.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by Lender shall be deemed to be originals.

13.12.Successors and Assigns

.  This Agreement shall be binding upon Borrower, Lender and their respective successors and assigns, and shall inure to the benefit of Borrower, Lender and the successors and assigns of Lender.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender.

13.13.Assignments; Participations

.

13.13.1.Assignments

.

(a)Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of its Loan and Commitment, with the prior written consent of Borrower, which consent shall be required only for so long as no Event of Default exists (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by Lender to an Affiliate of Lender).  Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof.

(b)From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between Lender and the Assignee, shall have the rights and obligations of Lender hereunder and (ii) Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective assignment agreement, Borrower shall execute and deliver to the Assignee (and, as applicable, Lender) a Note in the principal amount of the Assignee’s pro rata share of the Revolving Loan Commitment (and, as applicable, a Note in the principal amount of the pro rata share of the Revolving Loan Commitment retained by Lender).  Each such Note shall be dated the effective date of such assignment.  Upon receipt by Lender of such Note, Lender shall return to Borrower any prior Note held by it.

(c)Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or the Ancillary Documents to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

13.13.2.Participations

.  Lender may at any time, without the consent of Borrower but with ten (10) days prior written notice to Borrower, sell to one or more Persons participating interests in its Loan, Commitment or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender.  Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, on a pro rata basis.  Borrower also agrees that each Participant shall be entitled to the benefits of Section 5.5 or Section 6 as if it were Lender (provided, that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 5.5 or Section 6 than would have been paid to Lender on such date if no participation had been sold and that each Participant complies with Section 5.5(c) as if it were a direct assignee).

13.14.Captions

.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

13.15.Customer Identification - USA Patriot Act Notice

.  CIBC Bank (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow CIBC Bank, as applicable, to identify Borrower in accordance with the Act.

13.16.Indemnification by Borrower

.  Borrower hereby releases Lender  and each of the officers, directors, employees, affiliates and agents of Lender (each a “Lender Party”) from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of a Lender Party to protect, enforce or collect in whole or in part any of the Stock and (b) any other act or omission to act on the part of a Lender Party, its officers, agents or employees, except in each instance for willful misconduct or gross negligence, and except for any breach by the Lender Party of this Agreement or any other Loan Document.  Borrower shall indemnify, defend and hold each Lender Party harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, Attorney Cost) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender Party in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of any Note, other than any loss, liability, damage, suit, claim, expense, fees or costs arising solely by reason of Lender Party’s willful misconduct or gross negligence.

13.17.Nonliability of Lender

.  The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender.  Lender has no fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrower, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Lender undertakes no responsibility to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.  Borrower agrees that Lender shall have no liability (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Borrower and Lender

13.18.Forum Selection and Consent to Jurisdiction

.  Any litigation based hereon, or arising out of, under, or in connection with this agreement or any other loan document, shall be brought and maintained exclusively in the courts of the State of Illinois or in the United States District Court for the Northern District of Illinois; provided, that nothing in this Agreement shall be deemed or operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction.  Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of Illinois and of the United States District Court for the Northern District of Illinois for the purpose of any such litigation as set forth above.  Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Illinois.  Borrower hereby irrevocably appoints and designates Alberto Paracchini, the President of Borrower, whose business address is 180 N. LaSalle Street, 3rd Floor, Chicago, IL  60601, or any other person having and maintaining a place of business in such State, whom Borrower may from time to time hereafter designate (having given five days’ written notice thereof to Lender) as Borrower’s true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such person shall constitute personal service of such process upon Borrower.  Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

13.19.Waiver of Jury Trial

. Borrower and Lender hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, any Note, any other loan document and any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any lending relationship existing in connection with any of the foregoing, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

[Signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BYLINE BANCORP, INC. a Delaware corporation, as Borrower

/s/ Alberto J. Paracchini

By: Alberto Paracchini

Title: President and CEO

NEGATIVE PLEDGE REAFFIRMATION AND CONSENT

BYLINE BANCORP, INC., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation, its capacity as Borrower under the Negative Pledge Agreement, as may be amended, hereby consents to and agrees to the terms of the foregoing Agreement, as of the day and year first above written, and reaffirms its obligations under the Negative Pledge Agreement.

Byline Bancorp, Inc., a Delaware corporation

/s/ Alberto J. Paracchini

By: Alberto J. Paracchini

Name/ Title: Alberto Paracchini, President and CEO

CIBC BANK USA, as  Lender

/s/ Kevin Kehoe

By: Kevin Kehoe

Title:Managing Director

Signature Page to Loan Agreement

ANNEX A

COMMITMENT

Lender	Revolving Loan Commitment Amount
CIBC Bank USA	$15,000,000
TOTALS	$15,000,000.00

Annex A to Loan Agreement

ANNEX B

ADDRESSES FOR NOTICES

BYLINE BANCORP, INC., as Borrower

Alberto Paracchini	President Byline Bancorp, Inc. 180 N. LaSalle Street, 3rd Floor
Chicago, IL 60601	Telephone: _________________ Facsimile: _________________

CIBC BANK USA, as Lender

Notices of Borrowing

120 S. LaSalle St.

Chicago, Illinois 60603

Attention: Kevin Kehoe, Managing Director

Telephone: 312-564-1803

Facsimile: 312-564-___________

All Other Notices

120 S. LaSalle St.

Chicago, Illinois 60603

Attention: Kevin Kehoe, Managing Director

Telephone: 312-564-1803

Facsimile: 312-564-____________

Annex B to Loan Agreement

EXHIBIT A

FORM OF REVOLVING NOTE

FIFTH AMENDED REVOLVING NOTE

$15,000,000.00October 9, 2020

Chicago, Illinois

THE UNDERSIGNED, Byline Bancorp, Inc., a Delaware corporation (the “Borrower”), for value received, promises to pay to the order of CIBC Bank USA (the “Lender”) at its principal office in Chicago, Illinois, the aggregate unpaid amount of all Revolving Loans made to the undersigned by Lender pursuant to the Loan Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of Lender), such principal amount to be payable on the dates set forth in the Loan Agreement.

The Borrower further promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Loan Agreement.  Payments of both principal plus interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the First Amended and Restated Revolving Credit Agreement, dated as of October 9, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between the Borrower and Lender, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated. The remaining outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Revolving Loan Maturity Date, which is October 8, 2021.  Terms not otherwise defined herein are used herein as defined in the Loan Agreement. This Fifth Amended Revolving Note (“Fifth Amended Note”) is an amendment to and restatement, without novation or satisfaction, of that certain Fourth Amended Revolving Note dated on or about October 10, 2019 (the “Original Note”).  Accordingly, Borrower acknowledges that all amounts presently due and owing under the Original Note shall be deemed transferred to and be advanced under this Fifth Amended Note.

If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Loan Documents, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys' fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys' fees and expenses had been added to the principal.

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note or any of the other Loan Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Loan Documents or the obligations secured thereby.  A waiver of any term of this Note or any of the other Loan Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.  In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of this Note shall prevail.

Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence

Exhibit A to Loan Agreement

12W937202

in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.  In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.

Time is of the essence with respect to every provision hereof.  This Note shall be construed and enforced in accordance with the laws of the State of Illinois, except to the extent that federal laws preempt the laws of the State of Illinois, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State court located in Chicago, Illinois having proper venue and also consent to service of process by any means authorized by Illinois or Federal law.  Any reference contained herein to attorneys' fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of in-house or staff attorneys and the reasonable fees and expenses of any other experts or consultants.

All agreements between Borrower and Lender (including, without limitation, this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.

Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS REVOLVING NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER'S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE LOAN DOCUMENTS, AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned has executed this Note or caused this Note to be executed by its duly authorized representative as of the date first above written.

Borrower:

Byline Bancorp, Inc., a Delaware corporation

By:

Name/ Title: _____________________